Exhibit 99.1

Halozyme Contact	Media Contact
David A. Ramsay	Karen Sparks / Joleen Schultz
Chief Financial Officer	Mentus
(858) 704-8260	(858) 455-5500, x275/x215
dramsay@halozyme.com	karen@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS REPORTS 2008 FIRST QUARTER
FINANCIAL RESULTS
— Pipeline Update Conference Call and Webcast on May 9 at 8:00 a.m. PST —
SAN DIEGO, May 8, 2008 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix, today reported financial results for the three months ended March 31, 2008.
“This year is off to a solid start as we significantly advanced both our partnered and proprietary programs in the first quarter of 2008,” said Jonathan Lim, MD, Halozyme’s President and CEO.  “In addition, we are pleased to disclose that insulin is the target of our “Cheetah” program. We will be presenting Phase I clinical data at the upcoming American Diabetes Association meeting next month in San Francisco. This study was designed to identify whether injections of mealtime insulins formulated with PH20 could create a more rapid blood glucose control compared to the best insulin products available today indicated for diabetes. The existing global market for insulin and insulin analogs is estimated at $10 billion. A faster acting insulin may allow physicians and patients tighter glycemic control that more closely mimics natural physiologic human insulin levels and potentially result in a reduction of long-term complications.”
Recent Scientific Achievements
•	Preliminary results of a Phase I/II clinical trial demonstrated that subcutaneous infusion (under the skin) of GAMMAGARD LIQUID [Immune Globulin Intravenous (Human)] (IGIV) with Enhanze™ Technology enabled administration of a full monthly dose of immune globulin via a single subcutaneous site to patients with primary immunodeficiency (PID). Baxter presented the results at the annual meeting of the American Academy of Allergy, Asthma & Immunology (AAAAI) in Philadelphia, PA.

•	New pre-clinical findings on the treatment of prostate cancer models at the American Association for Cancer Research conference. The studies explored the physiologic responses to enzymatic removal of hyaluronic acid (HA)-based matrices surrounding tumor cells in the tumor microenvironment of prostate tumors following systemic administration of its pegylated rHuPH20 (PEG PH20) pre-clinical candidate. The objectives of these studies were to determine whether HA-dependent pericellular matrices produced in vitro and in vivo by a hormone refractory prostate cancer cell line could be enzymatically depleted in prostate carcinoma xenografts following intravenous (IV) administration of the PEG PH20 enzyme. In mice, IV PEG PH20 collapsed the protective HA-based pericellular matrices of prostate cancer cells and selectively increased tumor vascular volume 3.5-fold.

•	Findings on the local tolerability and pharmacokinetics of bisphosphonates combined with PH20 at the American Association for Cancer Research conference. The objectives of the presented studies were to investigate in animal models whether increasing the dispersion and absorption of bisphosphonates in the skin and subcutaneous tissues with PH20 could modify injection site reaction profiles from two intravenous bisphosphonate formulations, zoledronic acid and ibandronate. The pharmacokinetics of bisphosphonates in blood were also examined and compared to intravenous infusion. The maximal concentration of bisphosphonates that could be administered without producing injection site reactions was increased 3-to-5 fold when co-administered in combination with PH20.

•	New safety and pharmacokinetic data from a second generation manufacturing process for recombinant human PH20 enzyme. The data from three studies were presented at the European Federation for Pharmaceutical Sciences meeting for Development of Safe Protein Therapeutics: Preclinical, Clinical and Regulatory Issues. The presented studies investigated the IV and subcutaneous (SC) safety assessment of PH20 administered to non-human primates at significantly higher doses than previously examined. PH20 from a first generation manufacturing process has been studied in a different formulation with lower concentrations for SC injection as an adjuvant to increase absorption and dispersion of other injected drugs and for SC fluid administration. In a pharmacokinetic (PK) dose-range finding study, doses up to 3,600,000 U/kg (30mg/kg) of the second generation enzyme were well-tolerated following either IV or SC dosing.

•	Publication of the INFUSE-LR clinical trial results in the Journal of Palliative Medicine, the official journal of the American Academy of Palliative Medicine (Thomas JR et al. J Pall Med. December 2007; 19(6):1312-1320). The authors of this publication concluded from this volunteer subject study that clinically relevant fluid volumes can be rapidly delivered subcutaneously with HYLENEX in a well-tolerated manner without the need for an infusion pump. The findings suggest that this method of hydration could potentially replace intravenous infusions in many clinical settings and that further studies with HYLENEX, in patients, are warranted.
Upcoming Scientific Data Presentations
•	International Investigative Dermatology – May 14-17th – presentation of “Temporal-Spatial Control of Tissue Contouring with an Extracellular pH-Modulated Enzyme” pre-clinical data

•	American Diabetes Association – June 6-10th – presentation on “Pharmacokinetics and

Glucodynamics of an Insulin Analog Injected with Recombinant Human Hyaluronidase” Phase I clinical data

•	6th World Congress of the International Academy of Cosmetic Dermatology – June 18-20th podium presentation of “Temporal-Spatial Control of Tissue Contouring with an Extracellular pH-Modulated Enzyme” expanded pre-clinical data
First Quarter 2008 Financial Results
•	Net loss for the first quarter of 2008 was $10.0 million, or $0.13 per share, compared with a net loss for the first quarter of 2007 of $3.4 million, or $0.05 per share.

•	Revenues for the first quarter of 2008 were $1.8 million, compared with $810,000 for the first quarter of 2007. Cumulase product sales for the first quarter of 2008 were $127,000, compared with $171,000 for the first quarter of 2007. Revenues under collaborative agreements for the first quarter of 2008 were $1.7 million, compared with $623,000 for the first quarter of 2007. Revenues under collaborative agreements in 2008 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $588,000 and research and development reimbursements from Baxter of $452,000 and Roche of $624,000.

•	Research and development expenses for the first quarter of 2008 were $8.4 million, compared with $2.8 million for the first quarter of 2007, reflecting increased compensation expenses including share-based compensation expenses, research and development spending on our Insulin, Bisphosphonates, and PEG PH20 clinical and pre-clinical programs, and production costs associated with the manufacturing scale-up of the Company’s rHuPH20 enzyme.

•	Selling, general and administrative expenses for the first quarter of 2008 were $4.2 million, compared with $2.0 million for the first quarter of 2007, reflecting increases in compensation expenses including share-based compensation expenses, as well as legal and facilities expenses as compared with the prior-year quarter.

•	Cash and cash equivalents were $92.6 million as of March 31, 2008, compared with $97.7 million as of December 31, 2007. During the quarter the Company received a $3.5 million product-based payment for Hylenex.
Conference Call
Halozyme management will host a pipeline update conference call tomorrow to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone, please call 888-256-9044 for domestic callers, or 706-643-5585 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reservation number is 44830661. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the Company’s website for 30 days.

About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert at www.hylenex.com for full Prescribing Information.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the drug delivery, oncology and dermatology markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its key partnerships are with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for up to 13 targets and with Baxter to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID 10%. In addition, the company has received FDA approval for two products: Cumulase®, for use in in-vitro fertilization, and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter International Inc. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the potential benefits of faster acting insulin and (ii) conclusions and implications drawn from clinical and pre-clinical trial data) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Product sales	$141,438	$187,086
Revenue under collaborative agreements	1,664,080	623,129

Total Revenues	1,805,518	810,215

OPERATING EXPENSES:
Cost of product sales	37,190	76,228
Research and development	8,444,191	2,829,364
Selling, general and administrative	4,157,603	1,985,034

Total Operating Expenses	12,638,984	4,890,626

LOSS FROM OPERATIONS	(10,833,466)	(4,080,411)

Interest income	879,469	723,107

NET LOSS	$(9,953,997)	$(3,357,304)

Basic and diluted net loss per share	$(0.13)	$(0.05)

Shares used in computing net loss per share, basic and diluted	78,300,319	69,984,931

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$92,558,408	$97,679,085
Accounts receivable	1,130,384	779,825
Inventory	679,083	703,468
Prepaid expenses and other assets	2,252,861	2,014,680

Total current assets	96,620,736	101,177,058
Property and equipment, net	2,251,099	2,283,316

Total Assets	$98,871,835	$103,460,374

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$3,398,587	$3,055,637
Accrued expenses	2,942,071	2,502,259
Deferred revenue	3,261,983	3,306,225

Total current liabilities	9,602,641	8,864,121
Deferred revenue, net of current portion	38,992,374	35,963,266
Deferred rent, net of current portion	1,005,768	865,063
Stockholders’ Equity:
Common stock	79,508	77,904
Additional paid-in capital	124,140,964	122,685,443
Accumulated deficit	(74,949,420)	(64,995,423)

Total stockholders’ equity	49,271,052	57,767,924

Total Liabilities and Stockholders’ Equity	$98,871,835	$103,460,374

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